EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-115700, 333-123962, 333-132588, 333-141379, 333-149444, 333-157734, 333-165067, 333-172526, and 333-179741 on Form S-8 of our reports dated February 25, 2013, relating to the financial statements and financial statement schedule of Blue Nile, Inc. (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 30, 2012.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 25, 2013